Exhibit 10.5

1 January 2024

Yu Chun Kit

Dear Yu Chun Kit,

Re: Appointment of Financial Controller

Further to our recent discussion, we are pleased to offer you the post of Financial Controller subject to the terms and conditions listed as follows:-

Scope of Employment	You will be employed by BU Creation Limited (hereinafter referred to as ‘the Company’) in the capacity of Financial Controller. During the currency of your employment you will not, without the written consent of the Company, engage in any other profession or business or enter the services of, or be employed in any capacity or for any purpose whatsoever by, any person, Government Department, firm, company or any organization other than the Company.

Date of Commencement	Your employment will commence on 1 February 2024.

Salary	You will be paid a monthly salary HK$15,000.00 in arrears in Hong Kong on the last day of each month. The salary will be annually reviewed subject to the discretion of the Company.

Annual Leave	Paid entitlement consists of statutory holidays as notified to you by the Company plus 10 working days per year which will be adjusted in accordance with Employment Ordinance. You are required to take all your annual leave entitlement during that calendar year. On termination of your employment any working days holiday entitlement over or under expended will be adjusted in your final salary payment and will be computed on the basis of the following formula:-

Relevant annual salary x number of over/under expended holidays days/365

Notice of Termination	Either party has to give one month notice for termination of this employment contract during the probationary period; thereafter, one month notice is required.

Hours of Working	Your working time is from 9:00 am to 6:00 pm (Monday to Friday) with one hour allowed for lunch break.

Conduct	At all time you shall conduct yourself in a sober manner and not engage in any act or activity that may damage the reputation of the Company.

Mandatory Provident Fund	You will be required to join the Company’s Mandatory Provident Fund (MPF) and the Company will deduct your MPF contribution from your salary. Both the Company and the employee’s contribution to the MPF is currently 5% of the employee’s monthly relevant income or HK$1,500.00 whichever is less (subject to the latest MPF Regulations).

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Corruption Prevention	The Company believes that honesty, integrity and fairplay are important company assets in business. You are prohibited to solicit any advantages (including gift, loan, fee, reward, offer of employment, contract, service and favour) from clients, contractors, suppliers or any person in connection with the Company business. Under no circumstances should you offer bribes to any person or Company of the purpose of obtaining or retaining business. It is also illegal to offer advantages to influence public servants or bribes in relation to public contractors, tenders and auctions.

Discipline	Any breach of these Terms and Conditions may lead to dismissal.

Yours faithfully,

For and on behalf of BU Creation Limited

/s/ Nana Chan
Nana Chan, Director

Acknowledgement by Employee

I agree to, accept and abide by the above terms and conditions that form the basis of my contract of employment with the Company.

/s/ Yu Chun Kit	January 1, 2024
Yu Chun Kit	Date
Name of staff